Exhibit 10.11

Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of June 23, 2017 (the “Effective Date”), is between the University of Massachusetts (“University”), a not-for-profit, public institution of higher education of the Commonwealth of Massachusetts, established by Chapter 75 of the Massachusetts General Laws, as represented by and solely on behalf of its Medical School (Worcester campus), and Torus Therapeutics, Inc. (“Company”), a Delaware corporation.

RECITALS

WHEREAS, University owns the intellectual property described in University’s docket UNIVERSITY [**] entitled, “[**]” and associated patent applications, as further described in Exhibit A;

WHEREAS, Company is engaged in business relating to the development and commercialization of products that use or incorporate University’s intellectual property rights and has the capability of developing commercial applications of the intellectual property;

WHEREAS, Company desires to obtain an exclusive license to University’s intellectual property rights, and University is willing to grant an exclusive license to its intellectual property rights under the following conditions so that these intellectual property rights may be developed to their fullest and the benefits enjoyed by the general public; and

WHEREAS, the license that is granted in this Agreement promotes the development of publicly funded intellectual property to practical application for the public good.

THEREFORE, University and Company agree as follows:

1. Definitions.

1.1 “Affiliate” means an entity that controls, is controlled by, or is under common control with a party to this Agreement. The term “control” as used in the preceding sentence means possession of the power to direct or call for the direction of the management and policies of an entity, whether through ownership of a majority of the outstanding voting securities, by contract, or otherwise.

1.2 “Biological Materials” means tangible biological materials that are necessary for the effective exercise of the Patent Rights, which materials are described on Exhibit B, as well as tangible materials that are produced by or on behalf of Company, its Affiliates or Sublicensees through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances purified from a source material included in the original materials (such as, recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods).

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1.3. “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential, as further described in Article 7.

1.4. “Field” means the treatment, prevention or palliation of any human disease, disorder or condition.

1.5. “Licensed Product” means any product, the manufacture, use, offer for sale, sale or importation of which would, in the absence of a license hereunder, infringe a Valid Claim within the Patent Rights.

1.6 “Licensed Processes” means any method or process of manufacture, the use or performance of which would infringe a Valid Claim within the Patent Rights.

1.7. “Net Sales” means the gross amount billed or invoiced on sales of Licensed Products by Company, its Affiliates and Sublicensees, less the following: (a) customary trade, quantity, or cash discounts to non-affiliated customers, brokers or agents to the extent actually allowed and taken; (b) price reductions, rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local and other governments, their agencies and purchasers and reimbursers, and to trade customers (including Medicare, Medicaid, managed care and similar types of rebates and chargebacks); (c) amounts repaid or credited by reason of rejection or return; (d) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company, its Affiliates and Sublicensees; and (e) outbound transportation costs prepaid or allowed and costs of insurance in transit.

In any transfers of Licensed Products between any of Company and Affiliates and Sublicensees, Net Sales are calculated based on the final sale of the Licensed Product to an independent third party. If Company or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products, Net Sales are calculated based on the fair market value of that consideration. If Company or its Affiliates or Sublicensees uses or disposes of a Licensed Product in the provision of a commercial service, the Licensed Product is sold and the Net Sales are calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

1.8. “Patent Rights” means the United States patent applications listed in Exhibit A, patent applications covering invention disclosures listed in Exhibit A, if any, and any patent applications validly claiming priority to the patent applications listed in Exhibit A (including any divisional, continuation, or continuation-in-part of those patent applications) to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on these patent applications and any reissues or reexaminations or extensions of the patents (including any patent term extension and supplemental protection certificates), and any foreign counterparts to any of the foregoing.

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1.9. “Royalty Period” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

1.10. “Sublicense Agreement” means any agreement or transaction in which Company grants, or promises to grant, rights to the Patent Rights pursuant to Section 2.2. For the avoidance of doubt, any agreement or transaction that confers or promises to confer rights under this Agreement, including, but not limited to, an option for a Sublicense Agreement shall be deemed to be a Sublicense Agreement.

1.11. “Sublicense Income” any payments or other value that Company receives from a third party in consideration of a Sublicense Agreement or other promise of the rights granted to Company under the Patent Rights, including without limitation, license fees, option fees, equity, milestone payments, and license maintenance fees, but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of Company at fair market value, (b) payments specifically committed to the future development of Licensed Products and/or Licensed Processes, reimbursement of patent prosecution, defense, enforcement and maintenance costs, (c) payments for milestones that are substantially similar to those payable by Company to University for Licensed Products and (d) royalties or other profit sharing.

1.12. “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

1.13 “Territory” means all countries of the world.

1.14. “Valid Claim” means mean any (i) claim that has been pending for no more than [**] from the earliest substantive office action or (ii) issued claim of any Patent Rights that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal.

2. Grant of Rights

2.1. License Grant. University grants to Company an exclusive license to University’s rights in and to the Patent Rights for the sole purpose of researching, developing, manufacturing, having manufactured, using, offering for sale and selling and importing Licensed Products in the Field in the Territory and to practice and have practiced any Licensed Processes in the Field in the Territory.

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2.2. Sublicenses. Company may grant sublicenses of its rights under Section 2.1. All Sublicense Agreements executed by Company pursuant to this Section 2.2 shall expressly bind the Sublicensee to the terms of this Agreement applicable to Sublicensees. Company shall promptly furnish University with a fully executed, un-redacted copy of any Sublicense Agreement, or any other agreement (option, research and development, etc., other than agreements that grant rights only to the extent necessary to enable contract research organizations, contract manufacturing organizations and other services providers to perform services for Company, its Affiliates and Sublicensees and for which Company, its Affiliates and Sublicensees do not receive any consideration other than the contracted service) that Company executes with a third party that promises rights to the Patent Rights. Any agreement provided by Company to University hereunder shall constitute Company’s Confidential Information, and University shall not disclose any such agreement to any third party, except as required by law or regulation. For the avoidance of doubt, the audit rights described in Section 5.5 shall apply to all Sublicense Agreements in order for University to monitor compliance with this Agreement.

2.3. Retained Rights.

(a) University. University retains the right to use the Patent Rights for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. University may license its retained rights under this Subsection 2.3(a) to research collaborators of University faculty members, post-doctoral fellows, and students.

(b) Federal Government. If the federal government has funded any invention claimed in the Patent Rights, this Agreement and the grant of any rights in Patent Rights are subject to the federal law set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in the Patent Rights. If any term of this Agreement fails to conform to those laws and regulations, the relevant term is invalid, and the parties shall modify the term pursuant to Section 10.11.

3. Company Obligations Relating to Commercialization.

3.1. Diligence Requirements. Company shall use diligent efforts or cause its Affiliates and Sublicensees to use diligent efforts to develop Licensed Products and to introduce Licensed Products into the commercial market. Thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public. Specifically, Company shall fulfill the following obligations:

(a) Prior to execution of the License Agreement, Licensee shall furnish University with a written research and development plan under which Licensee intends to develop Licensed Products.

(b) Within [**] after the start of each calendar year, Licensee shall furnish University with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, efforts to obtain regulatory approval, and marketing efforts. The report shall also contain a discussion of intended efforts and general, non-binding guidance on sales for the current year.

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(c) Within [**] after the Effective Date, Licensee, its Affiliates or Sublicensees shall [**].

(d) Within [**] after the Effective Date, Licensee, its Affiliates or Sublicensees shall [**].

(e) Within [**] after the Effective Date, Licensee, its Affiliates or Sublicensees shall [**].

(f) Within [**] after the Effective Date, Licensee, its Affiliates or Sublicensees shall [**]

(g) Within [**] after [**], Licensee, its Affiliates or Sublicensees shall [**].

3.2. Failure to Fulfill Diligence Requirements. If University determines that Company has not fulfilled its obligations under Subsections 3.1(b)-3.1(g), University shall furnish Company with written notice of its determination. Within [**] after receipt of the notice, Company shall either (a) respond to such notice with evidence that the relevant obligation has been fulfilled, (b) fulfill the relevant obligation, or (c) negotiate with University a mutually acceptable schedule of revised diligence obligations, which University shall not unreasonably decline to accept, failing which University may, immediately upon written notice to Company, terminate this Agreement or convert the exclusive license to a non-exclusive license.

3.3. Indemnification.

(a) Indemnity. Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any third party claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement. However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the gross negligence or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

(b) Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any claim. The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by that counsel. Company agrees to keep University informed of the progress in the defense and disposition of the claim and to consult with University regarding any proposed settlement.

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(c) Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than [**] dollars ($[**]) for injuries to any one person arising out of a single occurrence and [**] dollars ($[**]) for injuries to all persons arising out of a single occurrence, provided that Company shall increase the coverage to at least [**] dollars ($[**]) for injuries to all persons arising out of a single occurrence immediately prior to commencing clinical trials with a Licensed Product. Company shall provide University with written evidence of insurance or self-insurance. Company shall continue to maintain the insurance or self-insurance after the expiration or termination of this Agreement while Company, its Affiliate or Sublicensee continues to make, use, or sell a Licensed Product and thereafter for [**].

3.4. Use of University Name. In accordance with Section 7.2., Company and its Affiliates and Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products.

3.5. Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark and shall cause its Affiliates and Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.

3.6. Compliance with Law. Company shall comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

(a) Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar foreign governmental authorities in which Company or Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

(b) Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries and foreign nationals. Company hereby gives written assurance that it will comply with and will cause its Affiliates and Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.3.) for the consequences of any violation.

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(c) If any invention claimed in the Patent Rights has been funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4. Consideration for Grant of Rights.

4.1. License Fee. In partial consideration of the rights granted Company under this Agreement, Company shall pay to University on the Effective Date a license fee of Forty Thousand US Dollars ($40,000.00). This license fee payment is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.2. Equity Position. In partial consideration of the rights granted Company under this Agreement, within [**] after such time as Company has issued and sold in one or more financing transactions from and after the Effective Date securities of the Company having an aggregate purchase price of at least $[**] and subject to the execution by University of a subscription agreement and the voting agreement entered into by the purchasers in the financing transaction that results in the issuance of shares hereunder (or if none, an agreement containing a customary initial public offering lock-up provision and drag-along provision), Company shall issue to University such number of shares of common stock of Company that constitutes [**] percent ([**]%) of the sum total of all common stock of the Company following such issuance (including for this purpose all shares of capital stock outstanding on an as-converted to common stock basis). For purposes of clarity, Company shall have no obligation to issue any such shares with respect to any securities issued and sold that generate proceeds in excess of such $[**], including securities sold in the financing transaction that results in the issuance of shares hereunder. Notwithstanding the foregoing, University’s obligation to enter into agreements pursuant to this Section 4.2 shall be subject to any limitations relating to the University’s status as an agency of the Commonwealth of Massachusetts, e.g., prohibition on indemnification, governing law, and jurisdiction. To the extent University has not held such stock for more than one year at such time, Company shall use commercially reasonable efforts to register the stock issued to University pursuant to this Subsection 4.2 as soon as possible following Company’s initial public offering, subject to customary terms in connection with the registration.

4.3. License Maintenance Fee. Within [**] of the beginning of each calendar year during the term of this Agreement, commencing on January 1, 2018, Company shall pay to University a fee of [**] US Dollars ($[**]). This annual license maintenance fee is creditable against any earned royalty payments due to University in the same year.

4.4. Milestone Payments. Subject to Section 4.8 (Change In Consideration), Company shall pay University the following milestone payments within [**] after the occurrence of each event for each Licensed Product as listed below (other than the [**] milestone payment, which shall be payable only once and for which University shall be required to submit an invoice to Company for payment and as notification of such occurance). One-time milestones are not payable for Follow-ons to Licensed Products, which shall be defined as Licensed Products that encode a

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transgene with substantially similar protein function as a Licensed Product for which one-time milestone payments have already been paid (“Follow-ons”):

Event	Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
1st [**] in Net Sales of the applicable Licensed Product in a single calendar year	[**]

Total milestones payable University per Licensed Product developed and/or commercialized under the Agreement, regardless of the number of indications in which such Licensed Product might be pursued or approved, shall not exceed $762,500.

These milestone payments are nonrefundable and are not creditable against any other payments due to University under this Agreement. For each Licensed Product, Company shall make all milestone payments, even if an earlier milestone event has not occurred. For example, if Company proceeds from [**] to [**], the milestone payments for both [**] are due upon achievement of the [**] milestone event. Also, as further example, if Company uses a [**] to [**], then upon approval of the [**], both the [**] payments are due.

4.5. Royalties. Subject to Section 4.8 (Change in Consideration), the Company will pay a royalty on Net Sales of Licensed Products equal to [**]% of all Net Sales of Licensed Products by the Company, its affiliates and its sublicensees on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last-to-expire Valid Claim of the Patent Rights covering such Licensed Product in such country; such royalty rate will be the maximum royalty rate payable on Net Sales of Licensed Products.

4.6. Minimum Royalty. Within [**] after the beginning of each calendar year during the term of this Agreement, beginning in the year of FDA approval of a License Product Company shall pay to University a minimum royalty according to the following schedule:

i. Years 1 – [**]: $[**]

ii. Years [**] – expiration: $[**]

Company may credit the minimum royalty paid under this Section 4.6 against actual royalties due and payable for the same calendar year. Waiver of any minimum royalty payment by University is not a waiver of any subsequent minimum royalty payment. If Company fails to make any minimum royalty payment within the [**] period, that failure is a material breach of its obligations under this Agreement, and University may terminate this Agreement in accordance with Section 8.3.

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4.7. Sublicense Income. Company shall pay University the following percentages of all Allocated Sublicense Income as provided in the Table below. “Allocated Sublicense Income” means Sublicense Income reasonably allocable, as determined in good faith by Company, to the grant of a sublicense or other grant or promise of the rights granted to Company under the Patent Rights. Company shall pay to University either Allocated Sublicense Income multiplied by the relevant percentage below, or [**]% of Sublicense Income, whichever is greater (“Sublicense Income Payments”).

Sublicense Income Table

When Sublicense Agreement to Third Party is Executed	Percentage of Sublicense Income to be Paid to University
Before [**] of the Effective Date	[**]%
Between [**] and [**] of Effective Date	[**]%
After the [**] of Effective Date	[**]%

Sublicense Income Payments are due within [**] after the conclusion of the Royalty Period during which Company receives the relevant payment from the Sublicensee.

4.8. Change in Consideration. If a third party retains any right to practice or grant licenses under the Patent Rights as a co-owner or preexisting licensee (excluding retained non-commercial academic and government use rights), then, among other provisions within this Agreement, the following changes to the license consideration described above shall apply.

(a) Milestones payable under Section 4.4, above, shall each, individually, be adjusted downward by [**]%, such that total milestones payable to University per Licensed Product developed and/or commercialized under this Agreement, regardless of the number of indications in which such Licensed Product might be pursued or approved, shall not exceed $381,250.

(b) Royalties payable under Section 4.5 above, shall be adjusted downward by [**]%, from [**]% to [**]%.

(c) Company’s reimbursement obligation for Patent Expenses, as outlined in Section 6.3, will be divided by the number of co-owners and pre-existing licensees of the Patent Rights.

4.9. Resolution of Potential Third Party Ownership Claims.

(a) Each party agrees to notify the other party in writing after becoming aware of any claim of ownership or co-ownership by any third party in or to any of the Patent Rights, including any assertion of such a claim in any action or proceeding. [**].

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(b) If a third party is held to be a co-owner of any of the Patent Rights, and the license granted to Company in Section 2.1 is held to be invalid or otherwise ineffective with respect to such Patent Rights due to the withholding of consent by such co-owner(s) to the grant of such license and solely where such consent is legally required in a territory in order to grant a valid license, provided that Company pays, and/or continues to pay, University in accordance with the terms of this Agreement as if the license in such territory were in effect and binding, University hereby covenants not to enforce such Patent Rights against Company or any of Company’s Affiliates or Sublicensees based on any making or having made, research, having researched, use or having used, sale or having sold, offering to sell, or importation of any Licensed Products in the Field or practice or having practiced any Licensed Processes in the Field by or on behalf of Company or any of Company’s Affiliates or Sublicensees, for so long as this Agreement remains in force, and University further covenants not to consent or agree to, and not to grant or transfer any right permitting or enabling the undertaking of, any such enforcement by any third party. Should Company fail to make payments to University in accordance with the terms of this Agreement with respect to the applicable territory and fail to cure such failure to make payments within [**] of notice from University thereof, the covenants granted under this section shall immediately terminate.

5. Royalty Reports; Payments; Records.

5.1. First Sale. Company shall report to University the date of first commercial sale of each Licensed Product within [**] after occurrence in each country.

5.2. Reports and Payments.

(a) Within [**] after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:

(i) the number of Licensed Products sold to independent third parties in each country and the number of Licensed Products used by Company, its Affiliates and Sublicensees in the provision of services in each country;

(ii) the aggregate gross sales for each Licensed Product by Company, its Affiliates and Sublicensees during the applicable Royalty Period in each country;

(iii) a calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

(iv) total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and

(v) Sublicense Income Payments due to University for the applicable Royalty Period from each Sublicensee.

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(b) Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period. If no royalties are due to University for any Royalty Period, the report shall so state.

5.3. Payments in United States Dollars. Company shall make all payments in United States dollars. Company shall convert foreign currency to United States dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Company may not deduct exchange, collection, or other charges.

5.4. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of the restriction within the sixty-day payment deadline described in Section 5.2. Company shall pay any amounts due University through whatever lawful methods University reasonably designates. However, if University fails to designate a payment method within [**] after University is notified of the restriction, Company may deposit payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and that deposit fulfills all obligations of Company to University with respect to that payment.

5.5. Records. Company shall maintain and shall cause its Affiliates and Sublicensees to maintain complete and accurate records of Sublicense Agreements and Licensed Products that are made, used, or sold under this Agreement and any amounts payable to University in relation to Licensed Products with sufficient information to permit University to confirm the accuracy of any reports delivered to University under Section 5.2. The relevant party shall retain records relating to a given Royalty Period for at least [**] after the conclusion of that Royalty Period, during which time University may, at its expense, cause its internal accountants or an independent, certified public accountant reasonably acceptable to Company to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The accountant may not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [**] after the accountant delivers the results of the audit. If any audit performed under this Section 5.5 reveals an underpayment in excess of [**] percent ([**]%) for the period audited, Company shall bear the full cost of the audit. University may exercise its rights under this Section 5.5 only [**] and only with reasonable prior notice to Company.

5.6. Late Payments. Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest at [**]% per month calculated on the number of days that payment is delinquent.

5.7. Method of Payment. All payments under this Agreement should be made to the “University of Massachusetts” and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

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5.8. Withholding and Similar Taxes. Royalty payments and other payments due to University under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to University. Therefore all amounts owed to University under this Agreement are net amounts and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges.

6. Patents and Infringement.

6.1. Responsibility for Patent Rights.

(a) University has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to Company. University shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish Company with copies of relevant documents reasonably in advance of consultation. University shall consider in good faith any comments of Company on any patent filings for the Patent Rights.

(b) If University desires to abandon any patent or patent application within the Patent Rights, University shall provide Company with reasonable prior notice of the intended abandonment, and Company may, at its expense, prepare, file, prosecute, and maintain the relevant Patent Rights.

6.2. Cooperation. Each party shall provide reasonable cooperation in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.3. Payment of Expenses.

(a) Subject to Section 4.8 (Change in Consideration), within [**] after University invoices Company, Company shall reimburse University for all previously unreimbursed expenses incurred as of the Effective Date in connection with obtaining the Patent Rights.

(b) Subject to Section 4.8 (Change in Consideration), within [**] after University invoices Company, Company shall reimburse University for all patent-related expenses that have not been paid under Subsection 6.3(a) and that are incurred by University pursuant to Section 6.1. Company may elect, upon [**] written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. If Company elects to cease payment of any patent expenses, Company loses all rights under this Agreement with respect to the particular Patent Rights in those one or more countries.

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6.4. Infringement.

(a) Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

(b) Company Right to Prosecute. As long as Company remains the exclusive licensee of the Patent Rights in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Patent Rights. Prior to commencing any action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest. Company may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection 6.4(b) without the prior written consent of University, which consent may not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection 6.4(b) shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action; (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court applied); less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer; and (iii) as to special or punitive damages, the parties shall share equally in any award.

(c) University as Indispensable Party. University shall permit any action under Subsection 6.4(b) to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with the action.

(d) University Right to Prosecute. If Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, University may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be given to University. If University takes action under this Subsection 6.4(d), University shall keep Company reasonably informed of material actions taken by University pursuant to the infringement or declaratory action.

(e) Cooperation. Both parties shall cooperate fully in any action under this Section 6.4. that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any reasonable costs and expenses incurred by the cooperating party in connection with providing assistance.

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7. Confidential Information; Publications; Publicity.

7.1. Confidential Information.

(a) Designation. The Disclosing Party shall mark Confidential Information that is disclosed in writing with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). The Disclosing party shall document Confidential Information that is disclosed orally or visually in a written notice and deliver the notice to the Receiving Party within [**] of the date of disclosure. The notice shall summarize the Confidential Information that was disclosed and reference the time and place of disclosure.

(b) Obligations. For [**] after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

(c) Exceptions. The obligations of the Receiving Party under Subsection 7.1(b) do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

(d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party. Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement. Notwithstanding the foregoing, without limiting the parties’ confidentiality and non-use obligations hereunder, the parties will not be obligated to purge computer systems of Confidential Information, as the parties recognize that a systemic purge of such systems would likely be impracticable.

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7.2. Publicity Restrictions. Company may not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University. The foregoing notwithstanding, Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least [**] (or a shorter period in order to enable Company to make a timely announcement to fulfill applicable securities laws or other applicable law or regulation, while affording University the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving University the opportunity to comment on the text.

8. Term and Termination.

8.1. Term. The Agreement will continue in full force and effect until the last to expire Valid Claim of the Licensed Patents, unless earlier terminated.

8.2. Voluntary Termination by Company. Company may terminate this Agreement for any reason upon thirty (30) days’ prior written notice to University; provided, however that if Company elects to terminate this Agreement during the applicable royalty term set forth in Section 4.5, Company agrees that it shall lose all rights to make, use, sell, have made, have used or have sold Licensed Products or Licensed Services.

8.3. Termination for Default. If Company commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] in the case of payment breaches), University may terminate this Agreement immediately upon written notice to Company. As to alleged breaches involving nonpayment of amounts due University under this Agreement, Company shall have only [**] opportunities to cure such material breaches for which it receives notice as described above. A [**] or subsequent material breach by Company of its payment obligations hereunder will entitle University to terminate this Agreement immediately upon written notice to Company, without a [**] cure period.

8.4. Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, act of terrorism or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

8.5. Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 1 and 9; Sections 3.3., 3.4., 3.6., 5.2. (obligation to provide final report and payment), 4.9., 5.3., 5.4., 5.5., 5.6., 5.7., 5.8., 6.3., 7.1., 7.2., 8.5. and 10.9. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due University under this Agreement, (b) Company pays University the applicable royalty and Sublicense Income on sales of Licensed Products in accordance with the terms of

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this Agreement, and (c) Company and its Affiliates and Sublicensees complete and sell all work-in-progress and inventory of Licensed Products within [**] after the effective date of termination. Upon the expiration or termination of this Agreement, any sublicense granted by Company shall survive such termination if the applicable Sublicensee is not in breach of its obligations under the applicable Sublicense Agreement, provided that the terms of Section 4.8 shall be void and University shall continue to be entitled to receive all amounts payable hereunder with respect to such Sublicensee’s exercise of such surviving rights as if this Agreement remained in force.

9. Dispute Resolution.

9.1. Procedures Mandatory. The parties shall resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Article. These procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

9.2. Dispute Resolution Procedures.

(a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within [**] after the date of notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within [**] after the Notice Date and attempt to negotiate a settlement.

(b) Mediation. If the matter remains unresolved within [**] after the Notice Date, or if the senior executives fail to meet within [**] after the Notice Date, either party may initiate mediation upon written notice to the other party, and both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes. Specific provisions of this Subsection 9.2(b) override inconsistent provisions of the CPR Model Procedure. The parties shall select the mediator from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within [**] after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within [**] after the Notice Date.

(c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute. However, the parties expressly waive the right to a jury trial in the legal proceeding under this Subsection 9.2(c).

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9.3. Preservation of Rights Pending Resolution.

(a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b) Provisional Remedies. Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10. Miscellaneous.

10.1. Representations and Warranties. University represents that its employees and [**] and [**] have assigned to University their entire right, title, and interest in the Patent Rights, and that it has authority to grant the rights and licenses set forth in this Agreement, and that it has not granted any rights in the Patent Rights to any third party that is inconsistent with the grant of rights in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.

10.2. Compliance with Law and Policies. Company agrees to comply with applicable law and the policies of University in the area of technology transfer and shall promptly notify University of any violation that Company knows or has reason to believe has occurred or is likely to occur. The University policies currently in effect at the Worcester campus are the Intellectual Property Policy, Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities.

10.3. Tax-Exempt Status. Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and shall be modified in accordance with Section 10.11.

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10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together are one instrument.

10.5. Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

10.6. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

10.7. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement may be assigned by either party in connection with a merger, consolidation, sale of all of the equity interests of the party, or a sale of all or substantially all of the assets of the party to which this Agreement relates.

10.8. Amendment and Waiver. The parties may only amend, supplement, or otherwise modify this Agreement through a written instrument signed by both parties. The waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

10.9. Governing Law. This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. The parties may only bring legal action that arises out of or in connection with this Agreement in the Massachusetts Superior Court in Suffolk County.

10.10. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University:	If to Company:

Office of Technology Management	Torus Therapeutics, Inc.
University of Massachusetts	400 Technology Square, 10th Floor
Room# S4-110	Cambridge, MA 02139
55 Lake Avenue North
Shrewsbury, MA 01545

Attention: Executive Director	Attention: Chief Executive Officer

All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 10.10.

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10.11. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within [**] after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

10.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

THE PARTIES have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		TORUS THERAPEUTICS, INC.

By:	/s/ James P. McNamara, Ph.D.	By:	/s/ Jason Rhodes

Name:	James P. McNamara, Ph.D.,	Name:	Jason Rhodes
Title:	Executive Director,	Title:	Chairman
Office of Technology Management
Date:	June 28, 2017	Date:	23 June 2017

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